Exhibit 99.(h)

AMENDED AND RESTATED
TRANSFER AGENCY SERVICES AGREEMENT

THIS AMENDED AND RESTATED TRANSFER AGENCY SERVICES AGREEMENT (the “Agreement”) is made as of April 2, 2007 by and between PFPC INC., a Massachusetts corporation (“PFPC”) and PAX WORLD FUNDS SERIES TRUST I , a Massachusetts business trust (the “Trust”).

W I T N E S S E T H:

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its series listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a “Portfolio”), and PFPC wishes to furnish such services; and

WHEREAS, Pax World Balanced Fund, Inc., the predecessor to the Pax World Balanced Fund series of the Trust, and PFPC are parties to a Transfer Agency Services Agreement dated November 11, 1991, as amended to date (the “Balanced Fund TA Agreement”), which is terminated as of the date first set forth above; and

WHEREAS, Pax World Growth Fund, Inc., the predecessor to the Pax World Growth Fund series of the Trust, and PFPC are parties to a Transfer Agency Services Agreement dated June 9, 1997 as amended to date (the “World Growth Fund TA Agreement”), which is terminated as of the date first set forth above; and

WHEREAS, Pax World High Yield Fund, Inc., the predecessor to the Pax World High Yield Bond Fund series of the Trust, and PFPC are parties to a Transfer Agency

Services Agreement dated August 25, 1999, as amended to date (the “High Yield Fund TA Agreement”), which is terminated as of the date first set forth above; and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement.

(a)                                  “1933 Act” means the Securities Act of 1933, as amended.

(b)                                 “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c)                                  “Authorized Person” means any officer of the Trust and any other person duly authorized by the Trust’s Board of Trustees to give Oral Instructions or Written Instructions on behalf of the Trust.  An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)                                 “Oral Instructions” mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(e)                                  “SEC”  means the Securities and Exchange Commission.

(f)                                    “Securities Laws” mean the 1933 Act, the 1934 Act and the 1940 Act.

(g)                                 “Shares” mean the shares of beneficial interest of any series or class of the Trust.

(h)                                 “Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PFPC to be an Authorized Person) and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier.  The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.             Appointment.  The Trust hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Trust in accordance with the terms set forth in this Agreement.  PFPC accepts such appointment and agrees to furnish such services. PFPC shall be under no duty to take any action hereunder on behalf of the Trust or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto.

3.             Compliance with Rules and Regulations.  PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder.  Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Trust or any other entity.

4.                                      Instructions.

(a)                                  Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

(b)                                 PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement.  PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or of any vote, resolution or proceeding of the Trust’s Board of Trustees or of the Trust’s shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c)                                  The Trust agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received.  The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC’s ability to rely upon such Oral Instructions.

5.             Right to Receive Advice.

(a)                                  Advice of the Trust.  If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Trust.

(b)                                 Advice of Counsel.  If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take with respect to the Trust, PFPC may request advice from counsel of its own choosing (who may be counsel for the Trust, the Trust’s investment adviser or PFPC, at the option of PFPC).  PFPC shall bear the expense of PFPC counsel incurred in connection with PFPC pursuing its rights under this paragraph (b).

(c)                                  Conflicting Advice.  In the event of a conflict between directions or advice PFPC receives from the Trust, and the advice it receives from counsel, PFPC may rely upon and follow the advice of PFPC counsel.  PFPC shall notify Trust of acts or omissions to act where PFPC has followed the advice of counsel rather than the directions or advice PFPC receives from the Trust.

(d)                                 No Obligation to Seek Advice.  Nothing in this Section 5 shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice from the Trust or counsel to the Trust, the Trust’s investment adviser or PFPC, or (ii) to act in accordance with such directions or advice.

6.             Records; Visits.  The books and records pertaining to the Trust, which are in the possession or under the control of PFPC, shall be the property of the Trust.  Such books and records shall be prepared and maintained as required by the Securities Laws and the rules and regulations promulgated thereunder relating to the duties agreed to be performed by PFPC under this Agreement on behalf of the Trust.  The Trust and Authorized Persons shall have access to such books and records at all times during PFPC’s normal business hours.  Upon the reasonable request of the Trust, copies of any such books and records shall be provided by PFPC to the Trust or to an Authorized Person and the reasonable expense of preparing such copies shall be borne by the Trust.

7.             Confidentiality.

(a)                                  Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:

(i)                                     any data or information that is competitively sensitive material and not generally known to the public, including, but not limited to, information about investments, investment strategies, investment research, research and portfolio management methodologies, product plans, marketing strategies, finances, operations, customer relationships, customer profiles (including non-public financial information and other information relating to customers, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

(ii)                                  any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or PFPC a competitive advantage over its competitors;

(iii)                               all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)                              anything designated as confidential by the Trust or PFPC.

(b)                                 Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:

(i)                                     is already known to the receiving party at the time it is obtained;

(ii)                                  is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)                               is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)                              is released by the protected party to a third party without restriction; or

(v)                                 has been or is independently developed or obtained by the receiving party.

(c)                                  Notwithstanding Section 7(a), Confidential Information may be disclosed:

(i)                                     if and only to the extent required to be disclosed by the receiving party to applicable auditors and pursuant to applicable law, the order of a court of competent jurisdiction, the request or order of a government or regulatory agency of competent jurisdiction, or a subpoena by a public official or government or regulatory agency having jurisdiction;

(ii)                                  if and only to the extent relevant to the defense any claim or cause of action asserted against the receiving party; provided that the receiving party shall take all reasonable actions to limit the number of recipients of such Confidential Information;

(iii)                               with respect to Confidential Information, if and only to the extent necessary in connection with an independent third party compliance review; provided that such independent third party is subject to a confidentiality agreement that covers such Confidential Information; and

(iv)                              with respect to Confidential Information of the Trust, if and only to the extent necessary in connection with the provision of services under this Agreement.

(d)                                 The provisions of this Section 7 shall survive termination of this Agreement for a period of three (3) years after such termination.

8.             Cooperation with Accountants.  PFPC shall cooperate with the Trust’s independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that all the necessary information is made timely available to such accountants for the expression of their opinion, as required by the Trust.

9.             PFPC System.  PFPC shall retain title to and ownership of any and all databases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Trust (the “PFPC Systems”).  Notwithstanding the foregoing, the parties acknowledge the Trust shall retain all ownership rights in Trust data which resides on the PFPC Systems.

10.          Disaster Recovery.  PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available.  In the event of equipment failures, PFPC shall, at no additional expense to the

Trust, take reasonable steps to minimize service interruptions.  PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC’s failure to meet its Standard of Care (as defined in Section 12).

11.          Compensation.

(a)                                  As compensation for services rendered by PFPC during the term of this Agreement, the Trust will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Trust and PFPC.  In addition, the Trust agrees to pay, and will be billed separately in arrears for, reasonable expenses incurred by PFPC in the performance of its duties hereunder.

(b)                                 PFPC shall establish certain cash management accounts (“Service Accounts”) required to provide services under this Agreement. The Trust acknowledges (i) PFPC may receive investment earnings from sweeping the funds in such Service Accounts into investment accounts including, but not limited to, investment accounts maintained at an affiliate or client of PFPC; (ii) balance credits earned with respect to the amounts in such Service Accounts (“Balance Credits”) will be used to offset the banking service fees imposed by the cash management service provider (the “Banking Service Fees”); (iii) PFPC shall retain any excess Balance Credits for its own use; (iv) Balance Credits will be calculated and applied toward the Trust’s Banking Service Fees regardless of the Service Account balance sweep described in clause (i); and (v) PFPC may use the services of third-party vendors in connection with the issuance of redemption and distribution checks and shall retain any benefits obtained from any arrangements with such vendors, including any commission or return on float paid to it by any such vendors.  PFPC shall report to the Trust the total balance credits, investment earnings and other benefits received under this Section 11 at least annually.

(c)                                  The undersigned hereby covenants to PFPC that (i) the terms of this Agreement,  and (ii) the fees and expenses, including the benefits described herein related to the Service Accounts, associated with this Agreement will be fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, and any such fees and expenses, including the benefits described herein related to the Service Accounts.

12.          Standard of Care/Limitation of Liability.

(a)           PFPC shall be obligated to exercise care and diligence and to act in good faith in the performance of its duties under this Agreement.  Notwithstanding PFPC’s duty of care in the performance of its duties in the foregoing sentence, subject to the terms of this Section 12, PFPC shall be liable to the Trust (or any person or entity claiming through the Trust) for damages only to the extent arising from PFPC’s material breach of contract, willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement (“Standard of Care”). PFPC shall be entitled to a rebuttable presumption that the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Shares was not a failure of PFPC to meet its Standard of Care.

(b)                                 PFPC’s liability to the Trust and any person or entity claiming through the Trust for any loss, claim, suit, controversy, breach or damage of any nature whatsoever

(including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”), as well as all Losses in the aggregate under the Agreement, shall not exceed the fees received by PFPC for services provided hereunder during the six (6) months immediately prior to the date of such Loss.

(c)                                  PFPC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communication services; insurrection; elements of nature; non-performance by a third party (unless such third party was engaged by PFPC and non-performance by the third party was not due to a Force Majeure Event); failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above (“Force Majeure Event”).  PFPC shall maintain and operate a commercially reasonable disaster recovery plan to seek to mitigate potential damages to Trust in the event of a Force Majeure Event.

(d)                                 PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC reasonably believes to be genuine.  PFPC shall not be liable for any damages that are caused by actions or omissions taken by PFPC in accordance with Written Instructions or advice of counsel.  PFPC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Trust or for any failure to discover any such error or omission, provided that once PFPC has performed the services under this Agreement and in the ordinary course of performing such services should reasonably have discovered such an error or omission, PFPC shall no longer be protected under this Section 12(d) for damages caused by a failure of PFPC to meet the Standard of Care.

(e)                                  Neither PFPC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PFPC or its affiliates.

(f)                                    Absent willful misconduct, fraudulent concealment or the injury giving rise to the cause of action could not reasonably have been discovered, no party may assert a cause of action against PFPC or any of its affiliates that allegedly occurred more than 24 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.

(g)                                 Each party to this Agreement shall have a duty to mitigate damages for which the other party may become responsible.

(h)           This Section 12 shall survive termination of this Agreement.

13.          Indemnification.  Absent PFPC’s failure to meet its Standard of Care (defined in Section 12 above), the Trust agrees to indemnify, defend and hold harmless PFPC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Trust; and (b) any action taken or omitted to be taken by PFPC in connection with the provision of services to the Trust under this Agreement.  This Section 13 shall survive termination of this Agreement.

14.          Description of Services.

References under this “Description of Services” to “in the Trust’s prospectus” or “with the Trust’s prospectus” shall mean the Trust prospectus that PFPC has been advised of and any changes in processing requirements under the “Description of Services” after the date of this Agreement required due to a modification of the Trust’s prospectus must be specifically identified and advised to PFPC in writing the receipt of which by PFPC must be acknowledged in writing by PFPC to evidence PFPC acknowledgment of receipt.

(a)                                  Services Provided on an Ongoing Basis, If Applicable.

(i)                                     Calculate 12b-1 payments;

(ii)                                  Maintain shareholder registrations;

(iii)                               Review new applications and correspond with shareholders to complete or correct information;

(iv)                              Direct payment processing of checks or wires;

(v)                                 Prepare and certify shareholder lists in conjunction with proxy solicitations;

(vi)                              Countersign share certificates;

(vii)                           Prepare and mail to shareholders confirmation of activity;

(viii)                        Provide toll-free lines for direct shareholder use, plus customer liaison staff for on-line inquiry response;

(ix)                                Mail duplicate confirmations to broker-dealers of their clients’ activity, whether executed through the broker-dealer or directly with PFPC;

(x)                                   Provide periodic shareholder lists and statistics to the Trust;

(xi)                                Provide detailed data for underwriter/broker confirmations;

(xii)                             Prepare periodic mailing of year-end tax and statement information;

(xiii)                          Notify on a timely basis the investment adviser, accounting agent, and custodian of Share activity;

(xiv)                         Perform other participating broker-dealer shareholder services as may be agreed upon from time to time;

(xv)         Accept and post daily Share purchases and redemptions;

(xvi)                         Accept, post and perform shareholder transfers and exchanges;

(xvii)                      Issue and cancel certificates (when requested in writing by the shareholder); and

(xviii)                   Perform certain administrative and ministerial duties relating to opening, maintaining and processing transactions for shareholders or financial intermediaries that trade shares through the NSCC.

(b)                                 Purchase of Shares.  PFPC shall issue and credit an account of an investor, in the manner described in the Trust’s prospectus, once it receives:

(i)                                     A purchase order in proper (complete) form;

(ii)                                  Proper information to establish a shareholder account; and

(iii)                               Confirmation of receipt or crediting of funds for such order to the Trust’s custodian (the “Custodian”).

(c)                                  Redemption of Shares. PFPC shall process requests to redeem Shares as follows:

(i)                                     All requests to transfer or redeem Shares and payment therefor shall be made in accordance with the Trust’s prospectus, when the shareholder tenders Shares in proper form, accompanied by such documents as PFPC reasonably may deem necessary.

(ii)                                  PFPC reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the instructions is valid and genuine and that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to process transfers or redemptions which PFPC reasonably deems improper or unauthorized, or until it is reasonably satisfied that there is no basis to any claims adverse to such transfer or redemption.

(iii)                               When Shares are redeemed, PFPC shall deliver to the Custodian and the Trust or its designee a notification setting forth the number of Shares redeemed.  Such redeemed Shares shall be reflected on appropriate accounts maintained by PFPC reflecting outstanding Shares of the Trust and Shares attributed to individual accounts.

(iv)                              PFPC shall, upon receipt of the monies provided to it by the Custodian for the redemption of Shares, pay such monies as are received from the Custodian, all in accordance with the procedures established from time to time between PFPC and the Trust.

(v)                                 When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption check to the broker-dealer and made payable to the broker-dealer on behalf of its customer, unless otherwise instructed in writing by the broker-dealer.

(vi)                              PFPC shall not process or effect any redemption requests with respect to

Shares of the Trust after receipt by PFPC or its agent of notification of the suspension of the determination of the net asset value of the Trust.

(d)                                 Dividends and Distributions.  Upon a resolution of the Trust’s Board of Trustees authorizing the declaration and payment of dividends and distributions and Written Instructions to PFPC, PFPC shall issue or pay dividends and distributions declared by the Trust in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if and as provided for in the Trust’s prospectus.  Such issuance or payment, as well as payments upon redemption as described in sub-section (c) above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations.  PFPC shall mail to the Trust’s shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Trust as are required to be filed and mailed by applicable law, rule or regulation. Upon Written Instructions, PFPC shall prepare and deliver written statements required to be issued pursuant to Section 19(a) of the 1940 Act or any successor provision.  PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Trust to its shareholders as required by tax or other law, rule or regulation.

(e)                                  Shareholder Account Services.

(i)                                     PFPC may arrange, in accordance with the Trust’s prospectus, for issuance of Shares obtained through:

•                                          Any pre-authorized check plan; and

•                                          Direct purchases through broker wire orders, checks and applications.

(ii)                                  PFPC may arrange, in accordance with the Trust’s prospectus, for a shareholder’s:

•                                          Exchange of Shares of one series of the Trust for shares of another series of the Trust;

•                                          Automatic redemption from an account where that shareholder participates in an automatic redemption plan; and/or

•                                          Redemption of Shares from an account with a checkwriting privilege.

(f)                                    Communications to Shareholders.  Upon timely Written Instructions, PFPC shall timely mail all communications by the Trust to its shareholders, including:

(i)                                     Reports to shareholders;

(ii)                                  Confirmations of purchases and sales of Trust shares;

(iii)                               Monthly or quarterly statements;

(iv)                              Dividend and distribution notices; and

(v)                                 Tax form information.

(g)                                 Records.  PFPC shall maintain records of the accounts for each shareholder showing the following information:

(i)                                     Name, address and United States Tax Identification or Social Security number;

(ii)                                  Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

(iii)                               Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;

(iv)                              Any stop or restraining order placed against a  shareholder’s account;

(v)                                 Any correspondence relating to the current maintenance of a shareholder’s account;

(vi)                              Information with respect to withholdings; and

(vii)                           Any information required in order for PFPC to perform any calculations required by this Agreement.

(i)                                     Lost or Stolen Certificates.  PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation.  A new certificate shall be registered and issued only upon:

(i)                                     The shareholder’s pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC;   and

(ii)                                  Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(j)                                     Shareholder Inspection of Stock Records.  Upon a request from any Trust shareholder to inspect stock records, PFPC will notify the Trust and the Trust will issue instructions granting or denying each such request.  Unless PFPC has acted contrary to the Trust’s instructions, the Trust agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Trust’s stock records.

(k)                                  Lost Shareholders.  PFPC shall perform such services as are required in order to comply with Rule 17Ad-17 of the 1934 Act (the “Lost Shareholder Rule”), including, but not limited to, those set forth below.  PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services and shall report to the Trust at least annually regarding the costs of, or any economic benefits received by PFPC or its affiliates, from any such third party.

(i)                                     documentation of search policies and procedures;

(ii)                                  execution of required searches;

(iii)                               tracking results and maintaining data sufficient to comply with the Lost Shareholder Rule; and

(iv)                              preparation and submission of data required under the Lost Shareholder Rule.

“Lost Shareholder” services will not be performed by PFPC on any shareholder accounts that are broker-controlled accounts where PFPC is not able to identify and depict “RPO” status.  PFPC shall conduct escheatment services consistent with operating procedures in place between the parties.

(l)                                     Retirement Plans and Educational Savings Accounts.

(i)                                     In connection with Traditional, SEP, Roth, and SIMPLE individual retirement accounts (“IRA accounts”), 403(b)(7) custodial accounts, money purchase and profit sharing plans and Single Participant “k” plan accounts (“Qualified Plans”) (collectively, the “Retirement Plans”) and Coverdell educational savings accounts (“ESA Accounts”) all within the meaning of Section 408, 403(b)(7), 401, and 530 of the Internal Revenue Code of 1986, as amended (the “Code”) sponsored by the Trust for which contributions of the Trust’s shareholders (the “Participants”) are invested solely in Shares of the Trust, PFPC shall provide the following administrative services:

(A)                              Establish a record of types and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

(B)                                Record method of distribution requested and/or made;

(C)                                Receive and process designation of beneficiary forms requests;

(D)                               Examine and process requests for direct transfers between custodians/trustees; transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

(E)                                 Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan and ESA Accounts, including, but not limited to, an annual fair market value report, Forms 1099R and 5498; and file same with the Internal Revenue Service and provide same to Participant/Beneficiary, as applicable; and

(F)                                 Perform applicable federal withholding and send Participants/Beneficiaries an annual TEFRA notice regarding required federal tax withholding.

(ii)                                  PFPC shall arrange for PFPC Trust Company to serve as custodian for the Retirement Plans sponsored by the Trust.

(iii)                               With respect to the Retirement Plans, PFPC shall provide the Trust with the associated Retirement Plan documents for use by the Trust and PFPC shall be responsible for the maintenance of such documents in compliance with all applicable provisions of the Code and the regulations promulgated thereunder.

(m)                               Print Mail.     The Trust may hereby engage PFPC as print/mail service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Trust and PFPC.

(n)                                 Proxy Advantage.     The Trust may hereby engage PFPC as a proxy solicitation service provider with respect to those items and for such fees as may be agreed to from time to time in writing by the Trust and PFPC.

15.          Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the non-public personal information of investors in the Trust obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation. PFPC represents and warrants that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to customers of the Trust.

16.          Anti-Money Laundering.

16.1         To the extent the other provisions of this Agreement require PFPC to establish, maintain and monitor accounts of investors in the Trust consistent with securities laws, PFPC shall perform reasonable actions necessary to help the Trust be in compliance with Section 352 of the USA PATRIOT Act, as follows:  PFPC shall: (a) establish and implement written internal policies, procedures and controls reasonably designed to help prevent the Trust from being used to launder money or finance terrorist activities; (b) provide for independent testing, by an employee who is not responsible for the operation of PFPC’s anti-money laundering (“AML”) program or by an outside party, for compliance with PFPC’s established AML policies and procedures; (c) designate a person or persons responsible for implementing and monitoring the operation and internal controls of PFPC’s AML program; and (d) provide ongoing training of PFPC personnel relating to the prevention of money-laundering activities.  Upon the reasonable request of the Trust, PFPC shall provide to the Trust: (x) a copy of PFPC’s written AML policies and procedures (it being understood such information is to be considered confidential and treated as such and afforded all protections provided to confidential information under this Agreement); (y) at the option of PFPC, a copy of a written assessment or report prepared by the party performing the independent testing for compliance, or a summary thereof, or a certification that the findings of the independent party are satisfactory; and (z) a summary of the AML training provided for appropriate PFPC personnel.  PFPC agrees to permit inspections relating to its AML program by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to its

AML program as such examiners shall reasonably request.  Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 352) or regulations promulgated thereunder.

16.2         To help the Trust comply with its requirements to establish and implement a due diligence program for “foreign financial institution” accounts (which the Trust is required to have under regulations issued under Section 312 of the USA PATRIOT Act), PFPC will do the following:

(i)                                     Implement and operate a due diligence program that includes appropriate, specific, risk-based policies, procedures and controls that are reasonably designed to enable the Trust to detect and report, on an ongoing basis, any known or suspected money laundering activity conducted through or involving any correspondent account established, maintained, administered or managed by the Trust for a “foreign financial institution” (as defined in 31 CFR 103.175(h))(“Foreign Financial Institution”);

(ii)                                  Conduct due diligence to identify and detect any Foreign Financial Institution accounts in connection with new accounts and account maintenance;

(iii)                               Assess the money laundering risk presented by each such Foreign Financial Institution account, based on a consideration of all appropriate relevant factors (as generally outlined in 31 CFR 103.176), and assign a risk category to each such Foreign Financial Institution account;

(iv)                              Apply risk-based procedures and controls to each such Foreign Financial Institution account reasonably designed to detect and report known or suspected money laundering activity, including a periodic review of the Foreign Financial Institution account activity sufficient to determine consistency with information obtained about the type, purpose and anticipated activity of the account;

(v)                                 Include procedures to be followed in circumstances in which the appropriate due diligence cannot be performed with respect to a Foreign Financial Institution account;

(vi)                              Adopt and operate enhanced due diligence policies, where necessary, as may be required by future regulations pending for Foreign Financial Institution accounts;

(vii)                           Record due diligence program and maintain due diligence records relating to Foreign Financial Institution accounts; and

(viii)        Report to the Trust about measures taken under (i)-(iii) above.

Notwithstanding anything to the contrary, and without expanding the scope of the express language in this subsection 16.2, PFPC need not complete any due diligence beyond the requirements of the relevant Foreign Financial Institution due diligence program regulations and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant Foreign Financial Institution due diligence program regulations.

Without limiting or expanding the foregoing, the parties agree the provisions herein do not apply to Section 326 of the USA PATRIOT Act (or other sections other than Section 312) or regulations promulgated thereunder. This amendment specifically excludes private bank account provisions of Section 312 of the USA PATRIOT Act.

17.          Customer Identification Program (“CIP”) Services.

(a)                                  To help the Trust comply with its Customer Identification Program (which the Trust is required to have under regulations issued under Section 326 of the USA PATRIOT Act) PFPC will do the following:

(i)                                     Implement procedures under which new accounts in the Trust are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the “Data Elements”) for each corresponding “Customer” (as defined in 31 CFR 103.131).

(ii)                                  Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened.  Methods of verification may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

(iii)                               Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131(b)(3).

(iv)                              Regularly report to the Trust about measures taken under (i)-(iii) above.

(v)                                 If PFPC provides services by which prospective Customers may subscribe for shares in the Trust via the Internet or telephone, work with the Trust to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Trust’s CIP.

(vi)                              Set forth on a separate fee schedule compensation amounts due for these CIP Services.

(b)                                 Notwithstanding anything to the contrary, and without expanding the scope of the express language in this Section 17, PFPC need not collect the Data Elements for (or verify) prospective customers (or accounts) beyond the requirements of relevant customer identification program regulations (for example, PFPC will not verify customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Trust to be in compliance with relevant customer identification program regulations.

(c)                                  PFPC agrees to permit inspections relating to the CIP Services provided hereunder by U.S. Federal departments or regulatory agencies with appropriate jurisdiction and to make available to examiners from such departments or regulatory agencies such information and records relating to the CIP Services provided hereunder as such examiners shall reasonably request.

(d)                                 Notwithstanding anything to the contrary, PFPC need not perform any of the steps described in this Section 17 with respect to persons purchasing Shares via exchange privileges.

18.          Duration and Termination.

(a)                                  This Agreement shall be effective on the date first written above and unless terminated pursuant to its terms shall continue for a period of three (3) years (the “Initial Term”).

(b)           Upon the expiration of the Initial Term, this Agreement shall automatically renew for successive terms of one (1) year (“Renewal Terms”) each, unless the Trust or PFPC provides written notice to the other of its intent not to renew.  Such notice must be received not less than ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term; provided that if Trust requests a conversion to the successor service provider earlier than one-hundred eighty (180) days from the receipt of the notice of termination to PFPC, PFPC will make a good faith effort to facilitate a conversion to the Trust’s successor service provider; however, PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Trust.

(c)                                  In the event of termination, all expenses associated with movement of records and materials and conversion thereof to a successor transfer agent will be borne by the Trust and paid to PFPC prior to any such conversion.

(d)                                 If a party hereto is guilty of a material failure to perform its duties and obligations hereunder (a “Defaulting Party”) the other party (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(e)                                  Notwithstanding anything contained in this Agreement to the contrary, if in connection with a Change in Control the Trust gives notice to PFPC terminating it as the provider of any of the services hereunder or if the Trust otherwise terminates this Agreement before the expiration of the then-current Initial or Renewal Term (“Early Termination”):

(1) PFPC shall, if requested by the Trust, make a good faith effort to facilitate a conversion to the Trust’s successor service provider; provided that PFPC does not guarantee that it will be able to effect a conversion on the date(s) requested by the Trust.

(2) Before the effective date of the Early Termination, the Trust shall pay to PFPC an amount equal to all fees and other amounts (“Early Termination Fee”) calculated as if PFPC were to provide all services hereunder until the expiration of the then-current Initial or Renewal Term.  The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to PFPC under this Agreement during the last three calendar months before the date of the notice of Early Termination (or if not given the date it should have been given); provided the Early Termination Fee shall not exceed $700,000.

(3) The Trust expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to PFPC for the termination of services before the expiration of the then-current Initial or Renewal Term.

(4) For purposes of Section 18(e), “Change in Control” means a merger, consolidation, adoption, acquisition, change in control, re-structuring, or re-organization of or any other similar occurrence involving the Trust or any affiliate of the Trust.

(5) If the Trust gives notice of Early Termination after expiration of the specified notice period to terminate this Agreement in the ordinary course at the end of the then-current Initial or Renewal Term, the references above to “expiration of the then-current Initial or Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following the then-current Initial or Renewal Term.”

(6) If any of the Trust’s assets serviced by PFPC under this Agreement are removed from the coverage of this Agreement (“Removed Assets”) and are subsequently serviced by another service provider (including the Trust or an affiliate of the Trust): (i) the Trust will be deemed to have caused an Early Termination with respect to such Removed Assets as of the day immediately preceding the first such removal of assets; and, (ii) at, PFPC’s option, either (a) the Trust will also be deemed to have caused an Early Termination with respect to all non-Removed Assets as of a date selected by PFPC, or (b) this Agreement will remain in full force and effect with respect to all non-Removed Assets.

19.          Notices.  Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to the Trust, at 30 Penhallow Street, Suite 400, Portsmouth, N.H. 03801, Attention:  Chief Compliance Officer (or such other address as the Trust may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party.  If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately.  If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed.  If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20.          Amendments.  This Agreement, or any term thereof, may be changed or waived only by a written amendment signed by both parties hereto.

21.          Delegation; Assignment.  PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Trust thirty (30) days’ prior written notice of such assignment or delegation.  To the extent required by the rules and regulations of the NSCC and in order for PFPC to perform the NSCC-related services, the Trust agrees that PFPC may delegate its duties to any affiliate of PFPC that is a member of the NSCC.

22.          Counterparts.  This Agreement may be executed in two or more counterparts,

each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.          Further Actions.  Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24.          Insurance.  PFPC, or an affiliate of PFPC, shall maintain for PFPC a fidelity bond covering larceny and embezzlement and an insurance policy with respect to directors and officers and errors and omissions coverage of not less than $25 million.  Upon the request of the Trust, PFPC shall provide evidence that such coverage is in place.  PFPC shall promptly notify the Trust should the insurance coverage with respect to errors and omissions or the fidelity bond coverage be canceled.  PFPC shall promptly notify the Trust of any material claims against it with respect to service performed under this Agreement.

25.                               Miscellaneous.

(a)                                  Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements (including the Superseded Agreement) and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreements, if any, with respect to compensation and/or delegated duties.

(b)                                 Non-Solicitation.  During the term of this Agreement and for one year thereafter, the Trust shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PFPC’s employees.    To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PFPC employee by the Trust if the PFPC employee was identified by such entity solely as a result of the PFPC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.

(c)                                  No Changes that Materially Affect Obligations.  Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

(d)                                 Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(e)                                  Information. The Trust will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to the Trust.

(f)                                    Governing Law.  This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(g)                                 Partial Invalidity.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(h)                                 Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(i)                                     No Representations or Warranties.  Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement.  PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

(j)                                     Facsimile Signatures.  The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(k)                                  Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC’s affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Trust’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

Notice

A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this Agreement has been executed on behalf of the Trust by an officer of the Trust as an officer and by its trustees as trustees and not individually, and the obligations of or arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually, but are binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written and the execution of this Agreement also reflects the agreement of PFPC and the Trust, as successor, to automatically terminates effective as of the date of this Agreement the Balanced Fund TA Agreement, the Growth Fund TA Agreement and the High Yield Fund TA Agreement.

PFPC INC.

By:

Title:

PAX WORLD FUNDS SERIES TRUST I

By:

Title:

EXHIBIT A

THIS EXHIBIT A, dated as of April 2, 2007, is Exhibit A to that certain Transfer Agency Services Agreement dated as of April 2, 2007, between PFPC Inc. and Pax World Funds Series Trust I.

PORTFOLIOS

Pax World Balanced Fund

Pax World Growth Fund

Pax World High Yield Bond Fund